UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 3, 2025

Bowman Consulting Group Ltd.

(Exact name of registrant as specified in its charter)

Delaware	001-40371	54-1762351
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12355 Sunrise Valley Drive, Suite 520

Reston, Virginia 20191

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (703) 464-1000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common stock, par value $0.01 per share	BWMN	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of New Director

On April 3, 2025, the board of directors (the “Board”) of Bowman Consulting Group Ltd. (the “Company”), upon the recommendation of the Nominating and Corporate Governance Committee, appointed Virginia L. Grebbien to serve as a Class II director, effective as of such date, whose term will expire at the 2026 annual meeting of stockholders. In addition, based on the recommendation of the Nominating and Corporate Governance Committee, the Board appointed Ms. Grebbien to serve on the Compensation Committee and Nominating and Corporate Governance Committee effective, May 23, 2025. Ms. Grebbien fills a vacancy on the Board resulting from a previously announced director resignation in 2024.

The Board determined that Ms. Grebbien is independent under Nasdaq Stock Market rules. There is no arrangement or understanding between Ms. Grebbien and any other person pursuant to which she was selected as a director of the Company, and there is no family relationship between Ms. Grebbien and any of the Company’s other directors or executive officers. The Company is not aware of any transaction involving Ms. Grebbien requiring disclosure under Item 404(a) of Regulation S-K.

Ms. Grebbien, age 62, has over 30 years of public and private water sector experience in North America and the Middle East. Ms. Grebbien was previously employed at Parsons Corporation (NYSE: PSN), where during a 13-year tenure, she held a succession of leadership roles including EVP of business development – global water, president of Parsons Water, president of Parsons Environment and Infrastructure, chief of staff to CEO, chief marketing officer and chief corporate affairs officer. She reported to former chairman and CEO, Charles L. Harrington and was instrumental in the company’s transformation and re-branding from a traditional engineering and infrastructure company into a global digital technology company and helped lead its 2019 initial public offering. She retired from Parsons in 2021.

Upon commencement of her service as a director, the Board granted Ms. Grebbien a one-time initial award of restricted stock valued at $132,500, which will vest one year from the grant date subject to Ms. Grebbien’s continued service as a director. Ms. Grebbien will receive the same fees, which consist of stock and cash, for her service as a director and committee member as the Company’s other non-employee directors. For 2025, these fees include an annual cash retainer of $67,500 for service on the Board, an annual cash retainer of $6,000 for serving as a member of each of the Compensation Committee and Nominating and Governance Committee, and an annual stock award effective after the second quarterly meeting of the Board with a value of $132,500. The stock award vests one year from the grant date.

Ms. Grebbien has also entered into the Company’s standard form of indemnification agreement.

Item 8.01	Other Events

On April 7, 2025, the Company issued a press release announcing Ms. Grebbien’s appointment to the Board which is attached as Exhibit 99.1 hereto.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

99.1	Bowman Consulting Group Ltd. press release dated April 7, 2025.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BOWMAN CONSULTING GROUP LTD.

Date: April 7, 2025	By:	/s/ Bruce Labovitz
Bruce Labovitz
Chief Financial Officer